Exhibit 99.1
Frozen Food Express Industries, Inc.
Announces Board Member Retirement and Appointment

DALLAS, August 19, 2009 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq:FFEX) today announced that Leroy Hallman retired from the Board of Directors, a position he has held since 1975.  Mr. Hallman is a retired attorney and also served as a member of the Audit Committee and Compensation Committee.

Kevin Kilpatrick has been appointed to Frozen Food Express Industries, Inc’s Board of Directors until the election at the May 2010 Annual Shareholders’ meeting.   Mr. Kilpatrick is the CEO and Chairman of DFW Paving LLC, a concrete and asphalt company.  He also is the Co-Owner and Executive Vice President of Sky USA Precision Manufacturing LLC, whose purpose is to design products and technology that develop and serve the Aerospace Industry.  Previously, he was the CEO of PESCOR Plastics.

“For over 30 years Leroy Hallman has been a tremendous asset to our Board of Directors,” said Stoney M. “Mit” Stubbs, FFE’s Chairman of the Board, “investing his time, abilities and wisdom to help make FFE Transportation Services a leader in transportation solutions.   On behalf of FFE’s customers, vendor partners, Board members and team members, I would like to thank Mr. Hallman for his ongoing commitment and dedicated service to our organization.”

Mr. Stubbs continued, “Kevin Kilpatrick has a keen understanding of business strategies.  We anticipate his entrepreneurial spirit and experience will benefit the Board immensely and we look forward to his service and the insight he will bring.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at the http://www.ffex.net. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

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CONTACT:  Frozen Food Express Industries, Inc.
          Russell Stubbs, SVP and COO
          John Hickerson, SVP and CMO
          Ronald Knutson, SVP and CFO
          (214) 630-8090
          ir@ffex.net